Exhibit 10.3

FIRST AMENDMENT TO THE
RUBY TUESDAY, INC. STOCK INCENTIVE AND
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(AS AMENDED AND RESTATED AS OF OCTOBER 8, 2008)

THIS FIRST AMENDMENT is made on this 30th day of June, 2011 by Ruby Tuesday, Inc. a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the “Primary Sponsor”).

WITNESSETH:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (the “Plan”) under an amended and restated indenture which became effective as of October 8, 2008; and

WHEREAS, the Primary Sponsor now wishes to amend the Plan to provide greater flexibility in determining the maximum option terms for Annual Options (as defined in the Plan); to provide optionees with additional methods for payment of the exercise prices of Annual Options; and to provide the Committee (as defined in the Plan) with the discretion to include specified accelerated vesting events as terms in both newly granted and outstanding Restricted Stock Awards (as defined in the Plan) and Annual Options.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective immediately, as follows:

1.             By deleting Subsections (a), (b) and (c) of Section 3.2 in their entirety and by substituting therefor the following:

“(a)           Vesting.  Each Annual Option granted under this Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that no Annual Option shall initially provide a vesting schedule permitting the exercise of any portion of an Annual Option any earlier than the first anniversary of the date the Annual Option is granted.   Notwithstanding the foregoing, the terms of a Stock Incentive Agreement, or any amendment thereto, may include terms accelerating the time or times at which an Annual Option, or any portion thereof, may be exercised upon the occurrence of specified events, including, without limitation, upon death, Disability, retirement or a Change in Control.  Any portion of an Annual Option that has not become exercisable as of the date the Participant’s service as a director of the Company ceases, that unvested portion of the Annual Option shall be forfeited.

(b)           Option Period.  Each Annual Option shall have a maximum term of up to ten (10) years (or any shorter period specified by the Stock Incentive Agreement), but shall expire no later than (i) ninety (90) days following any earlier termination of the Participant’s service as a director of the Company due to a voluntary resignation or involuntary termination other than for Cause; and (ii) fifteen (15) days following any earlier involuntary termination of the Participant’s service as a director of the Company for Cause.

(c)           Method of Exercise.  All Annual Options granted hereunder shall be exercised by written notice directed to the Secretary of the Company at its principal place of business or to such other person as the Committee may direct.  Each notice of exercise shall identify the Annual Option which the Participant is exercising (in whole or in part) and shall be accompanied by payment of the applicable exercise price for the number of shares specified in such notice.  The exercise price shall be payable upon the exercise of an Annual Option in an amount equal to the number of shares then being purchased times the per share exercise price.  Payment at the election of the Participant (or his successors) shall be (i) in cash; (ii) by delivery to the Company of a certificate or certificates for shares of Stock then held by the Participant duly endorsed for transfer to the Company; (iii) by a cashless exercise executed through a broker, dealer, or other creditor, as defined by Regulation T promulgated by the Board of Governors of the Federal Reserve System; or (iv) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price, following delivery by the Participant to the Company of instructions in a form acceptable to the Company.”

2.             By deleting Section 4.3 in its entirety and by substituting therefor the following:

“4.3           Vesting.  The shares of Stock subject to a Restricted Stock Award shall vest on the day immediately preceding the first anniversary of the grant date (the “Scheduled Vesting Date”) for that Restricted Stock Award, provided the Participant remains a member of the Board of Directors as of the Scheduled Vesting Date.  In the event a Participant ceases to be a member of the Board of Directors prior to the Scheduled Vesting Date of a Restricted Stock Award, all unvested shares under that Restricted Stock Award shall be forfeited.  Notwithstanding the preceding sentence, to the extent determined by the Committee in the applicable Stock Incentive Agreement, or any amendment thereto, all shares of Stock subject to a Restricted Stock Award may become vested prior to the Scheduled Vesting Date on any one or more of the following earlier events:  (a) the Participant’s death or Disability; (b) upon the Participant attaining age 70; (c) the Participant’s retirement; or (d) upon a Change in Control.”

3.             No actions authorized by this First Amendment shall become effective unless and until approved by the Company’s stockholders, or such later date as specified by the Committee.

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this First Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this First Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

		By:	/s/ Samuel E. Beall, III

ATTEST		Title:	Chairman of the Board, Chief Executive Officer and President

By:	Scarlett May

Title:	Vice President, Secretary and General Counsel

[CORPORATE SEAL]